Exhibit (a)(1)(x)
LAKES ENTERTAINMENT, INC.
OFFER TO EXCHANGE
FORM OF REMINDER COMMUNICATION TO ELIGIBLE PERSONS
UNDER THE OFFER TO EXCHANGE

To:	Eligible Persons
From:	Lakes Entertainment, Inc.
Date:	[Date of Transmission]
Re:	Offer to Exchange (the “Offer”)
     The Offer to exchange certain outstanding stock options to purchase shares of our Common Stock for replacement options to purchase fewer shares of our Common Stock at a lower exercise price (the “Exchange Program”) is scheduled to expire at 5:00 p.m. CDT on Tuesday, September 22, 2009. In order to participate in the Exchange Program, your Election Form must be received by that deadline.
     Participation in the Exchange Program is completely voluntary. You may have decided not to participate, or you may not yet have had the opportunity to make your election. In either case, please be sure to carefully read the materials you have received and consult with your personal financial advisor. Should you wish to change your decision or want to submit your Election Form to participate, please follow the instructions in your materials, and complete your Election Form, which should be (i) mailed or delivered to Lakes Entertainment, Inc., Attention: Damon Schramm, (ii) faxed to 952-449-7068, Attention: Damon Schramm, or (iii) scanned and e-mailed to OptionExchange@Lakesentertainment.com. Election Forms must be received before 5:00 p.m. CDT on Tuesday, September 22, 2009, unless this expiration date is extended by us .
     If you have questions about the Exchange Program, you may send an e-mail to OptionExchange@Lakesentertainment.com.
     The Exchange Program materials contain important information, including an Offering Memorandum that should be read carefully prior to making a decision whether to participate in the Exchange Program. These written materials and other documents may be obtained free of charge by calling Damon Schramm at 952-449-7069 or sending an e-mail to OptionExchange@Lakesentertainment.com or from the Securities and Exchange Commission’s website at www.sec.gov.

44